ENDOWMENTS
     One Market, Steuart Tower, Suite 1800, San Francisco, California 94105
                              Phone (415) 421-9360

                                 CODE OF ETHICS

The following Code of Ethics is in effect for the Registrant:

        With respect to non-affiliated Trustees and all other access persons to the extent that they are not covered by The Capital Group
        Companies, Inc. policies:

        1. No Trustee shall so use his or her position or knowledge gained therefrom as to create a conflict between his or her personal interest and that of the Trust.

        2. Each non-affiliated Trustee shall report to the Secretary of the Trust not later than ten (10) days after the end of each calendar quarter any transaction in securities which such Trustee has effected during the quarter which the Trustee then knows to have been effected within fifteen (15) days before or after a date on which the Trust purchased or sold, or considered the purchase or sale of, the same security.

        3. For purposes of this Code of Ethics, transactions involving United States Government securities as defined in the Investment Company Act of 1940, bankers' acceptances, bank certificates of deposit, commercial paper, or shares of registered open-end investment companies are exempt from reporting as are non-volitional transactions such as dividend reinvestment programs and transactions over which the Trustee exercises no control.

                                     * * * *

                        In addition, the Trust has adopted the following
                standards in accordance with the requirements of Form-CSR adopted by the Securities and Exchange Commission pursuant to
                Section 406 of the Sarbanes-Oxley Act of 2002 for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships; 2) full, fair accurate, timely and understandable disclosure in reports and documents that a fund files with or submits to the Commission and in other public communications made by the fund; 3) compliance with applicable governmental laws, rules and regulations; 4) the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and 5) accountability for adherence to the Code. These provisions shall apply to the principal executive officer or chief executive officer and treasurer ("Covered Officers") of the Trust.

                1. It is the responsibility of Covered Officers to foster, by their words and actions, a corporate culture that encourages honest and ethical conduct, including the ethical resolution of, and appropriate disclosure of conflicts of interest. Covered Officers should work to assure a working environment that is characterized by respect for law and compliance with applicable rules and regulations.



                2. Each Covered Officer must act in an honest and ethical manner while conducting the affairs of the Trust, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Duties of Covered Officers include:

                        o        Acting with integrity;
                        o        Adhering to a high standard of business ethics;
                        o Not using personal influence or personal relationships to improperly influence investment decisions or financial reporting whereby the Covered Officer would benefit personally to the detriment of the Trust;

                3. Each Covered Officer should act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with or submits to, the Securities and Exchange Commission and in other public communications made by the Trust.

                        o        Covered Officers should familiarize
                                 themselves with disclosure requirements
                                 applicable to the Trust and disclosure
                                 controls and procedures in place to meet these requirements.

                        o        Covered Officers must not knowingly
                                 misrepresent, or cause others to
                                 misrepresent facts about the Trust to
                                 others, including the Trust's auditors,
                                 independent directors, governmental
                                 regulators and self-regulatory
                                 organizations.

                  4. Any existing or potential violations of this Code should be reported to The Capital Group Companies' Personal Investing Committee. The Personal Investing Committee is authorized to investigate any such violations and report their findings to the Chairman of the Audit Committee of the Trust. The Chairman of the Audit Committee may report violations of the Code to the Board of Trustees or other appropriate entity including the Audit Committee, if he or she believes such a reporting is appropriate. The Personal Investing Committee may also determine the appropriate sanction for any violations of this Code, including removal from office, provided that removal from office shall only be carried out with the approval of the Board of Trustees.

                  5. Application of this Code is the responsibility of the Personal Investing Committee, which shall report periodically to the Chairman of the Audit Committee of the Trust.

                  6. Material amendments to these provisions must be ratified by a majority vote of the Board of Trustees. As required by applicable rules, substantive amendments to the Code must be filed or appropriately disclosed.